EXHIBIT 99.1

PRIMERICA BOARD OF DIRECTORS ELECTS FORMER GE EXECUTIVE DARRYL WILSON AS NEWEST BOARD MEMBER

DULUTH, Ga. – Primerica, Inc. (NYSE:PRI) today announced the election of Darryl L. Wilson to fill the vacancy in the Company’s Board of Directors. His term will begin on February 17, 2024.

Mr. Wilson is the founder, chairman and president of The Wilson Collective, a business advisory and investment firm investing in startup companies and providing resources and advisory services to a broad base of global clients. Prior to launching the firm in 2018, Mr. Wilson spent more than 30 years in global leadership roles, with 25 years at General Electric and 5 years with British Petroleum NA. At General Electric, he held a number of senior leadership positions of increasing responsibility including vice president, commercial of GE Power, a business of GE, prior to his retirement in December 2017. He served in several other roles, including vice president & chief commercial officer of GE Energy Connections, vice president & chief commercial officer of GE Distributed Power and vice president & chief executive officer of GE Aero-derivative Products. He also served internationally as the president and chief executive officer of GE Consumer & Industrial Asia & India based in Shanghai, China and president and chief executive officer of GE Consumer Products Europe, Middle East & Africa based in Budapest, Hungary. Mr. Wilson also serves on the boards of directors of NextEra Energy and Eaton Corporation and formerly served as Board Chair of the Houston Branch of the Dallas Federal Reserve Bank. He received a B.A. in Business Administration from Baldwin Wallace College and an M.B.A. from Indiana University.

“Darryl has over 35 years of working in senior operational and leadership roles worldwide and his experience will perfectly complement the skills of our Board,” said D. Richard Williams, Primerica’s Chairman. “His addition continues our efforts at ensuring we have a mix of different experiences, thinking, and skills to help us drive even better outcomes.”

“In the financial services sector, there is no company that has been more dedicated and successful in helping middle-income families become financially independent,” said Mr. Wilson. “This mission distinguishes them, and I am looking forward to being a part of it.”

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.8 million client investment accounts on December 31, 2022. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2022. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Primerica Media Contact:

Susan Chana, 404-229-8302

susan.chana@primerica.com

Primerica Investor Relations:

Nicole Russell, 470-564-6663

nicole.russell@primerica.com

###